UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 1, 2018

12 RETECH CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	333-201319	38-3954047
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

701 S. Carson Street Suite 200 Carson City, Nevada	89701
(Address of principal executive offices)

Check appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

(See Item 8.01 below incorporated herein by reference)

Item 8.01 Other Events

Release of Updated Company Profile:

On June 1, 2018 the Company released its latest Company Profile to be used to familiarize shareholders, prospective shareholders, vendors, customers and other interested parties in the Company and its prospects (attached). The information contained in the Company Profile is information that has been previously disclosed by the Company in its public filings and press releases. Actual printed copies will contain the same information but may be formatted differently in the printing process. Interested Parties are cautioned and encouraged to utilize this Company Profile as a starting point to familiarize them with the general prospects of the Company but before making any decision or investment they are encouraged to read the Company’s Securities Exchange Commission filings and Press Releases. For more information about the Company or to view the videos, go to www.12retech.com.

Release of Updated Company Investor Presentation:

On June 1, 2018 the Company released its June 1, 2018 Investor Presentation which will be used at the June 4, 2018 LD Micro Conference held in Los Angeles. This presentation (attached) will be used to familiarize shareholders, prospective shareholders, vendors, customers and other interested parties in the Company and its prospects. The information contained in the Investor Presentation is information that has been previously disclosed by the Company in its public filings and press releases. Actual printed copies will contain the same information but may be formatted differently in the printing process. Interested Parties are cautioned and encouraged to utilize this Company Investor Presentation as a starting point to familiarize them with the general prospects of the Company but before making any decision or investment they are encouraged to read the Company’s Securities Exchange Commission Filings and Press Releases. For more information about the Company or to view the videos, go to www.12retech.com.

(d) Exhibits.

Exhibit No.	Description

(11.1) Company Information	COMPANY PROFILE Issued by Registrant on June 1, 2018

(11.2) Company Information	COMPANY June 1, 2018 Investor Presentation Issued by Registrant on June 1, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 01, 2018

12 Retech Corporation

/s/ Angelo Ponzetta
By:	Angelo Ponzetta
Its:	Chief Executive Officer